Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Combined Statement of Financial Position (the “Pro Forma Balance Sheet”) as of March 31, 2012 combines the historical consolidated statements of financial position of Eastman Chemical Company (“Eastman”) and Solutia Inc. (“Solutia”), giving effect to the merger of Eagle Merger Sub Corporation, a subsidiary of Eastman (“Merger Sub”), with and into Solutia, with Solutia surviving as an indirect wholly-owned subsidiary of Eastman (the “merger”), as if it had been completed on March 31, 2012. The accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings (the “Pro Forma Income Statements”) for the three months ended March 31, 2012 and the year ended December 31, 2011 combine the historical consolidated statements of earnings of Eastman and Solutia, giving effect to the merger as if it had been completed on January 1, 2011, the beginning of the earliest period presented.

The accompanying unaudited pro forma condensed combined financial statements (the “Statements”) and related notes were prepared using the acquisition method of accounting with Eastman considered the acquirer of Solutia. Accordingly, the merger consideration to be paid in the merger has been allocated to assets and liabilities of Solutia based upon their estimated fair values as of the date of completion of the merger. Any amount of the merger consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in Eastman’s statement of financial position after the completion of the merger. As of the date hereof, Eastman has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Solutia assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Solutia’s accounting policies to Eastman’s accounting policies. A final determination of the fair value of Solutia’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Solutia that exist as of the date of completion of the merger and, therefore, cannot be made prior to that date. Additionally, a portion of the merger consideration to be paid by Eastman to complete the merger will be determined based on the trading price of Eastman common stock at the time of the completion of the merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying Statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the chemical industry, Eastman’s historical experience, data that was available through the public domain and Eastman’s due diligence review of Solutia’s business. Until the merger is completed, both companies are limited in their ability to share information with the other. Upon completion of the merger, valuation work will be performed. Increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of earnings until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying Statements.

Eastman expects to incur significant costs and achieve significant revenue and other synergies in connection with integrating the operations of Eastman and Solutia. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the merger. In addition, certain nonrecurring items, such as estimated transaction costs directly attributable to the merger, have been excluded from pro forma earnings from continuing operations before nonrecurring items. See Note 4, following Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings. However, the estimated transaction costs are reflected in the accompanying Pro Forma Balance Sheet as a decrease to both cash and to retained earnings.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Eastman would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of Eastman’s future consolidated results of operations or consolidated financial position. The Statements are based upon currently available information and estimates and assumptions that Eastman management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

On May 16, 2012, Eastman filed a Current Report on Form 8-K to retrospectively adjust certain Items of Eastman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to reflect Eastman management’s adoption of an accounting methodology change for Eastman’s pension and other postretirement benefit (“OPEB”) plans actuarial gains and losses, the adoption of amended accounting guidance related to the presentation of other comprehensive income that became effective for reporting periods beginning on or after December 15, 2011 and to include certain other disclosures not material to Eastman’s historical financial condition, results of operations or liquidity. Eastman’s historical financial information for the year ended December 31, 2011 presented in these Statements reflects all adjustments to financial statement line items as presented in the Current Report on Form 8-K. Additionally, both Eastman’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and these Statements present Eastman’s financial position and results of operations after application of this change in accounting principle.

The accompanying Statements have been developed from and should be read in conjunction with the unaudited interim consolidated financial statements of Eastman and Solutia contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012, the audited consolidated financial statements of Eastman contained in its Current Report on Form 8-K filed May 16, 2012 and the audited consolidated financial statements of Solutia contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Solutia’s historical consolidated financial statements presented herein have not been retrospectively adjusted for the change in accounting methodology for pension and OPEB plans actuarial gains and losses adopted by Eastman during the first quarter of 2012. To present the pro forma information for each company on a comparable basis, the column “Effect of Accounting Change—Solutia” has been added to the accompanying Statements to reflect the impact of such change on the historical consolidated financial statements of Solutia. Additionally, the historical consolidated financial statements of Solutia presented herein have been adjusted by condensing and disaggregating certain line items in order to conform with Eastman’s financial statement presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the three months ended March 31, 2012

(Dollars in millions, except per share amounts)	Historical Eastman	Historical Solutia	Effect of Accounting Change - Solutia		Adjusted Solutia (After Accounting Change)	Pro Forma Adjustments			Pro Forma Combined
Sales	$1,821	$498	$		$498	$			$2,319
Cost of sales	1,390	340		(2)	338		5	(a)	1,733

Gross profit	431	158		2	160		(5)		586
Selling, general and administrative expenses	126	75		(1)	74		6	(a)
							(20)	(b)	186
Research and development expenses	41	8			8				49
Other operating income	—	(1)			(1)				(1)

Operating earnings	264	76		3	79		9		352
Net interest expense	19	23			23		2	(c)	44
Other charges (income), net	1	1			1		(5)	(b)	(3)

Earnings from continuing operations before nonrecurring items and income taxes	244	52		3	55		12		311
Provision for income taxes from continuing operations	85	(1)		1	0		(4)	(d)
							12	(d)
							1	(b)(d)	94

Earnings from continuing operations before nonrecurring items(1)	$159	$53		$2	$55		$3		$217

Basic earnings per share
Earnings from continuing operations before nonrecurring items(1)	$1.15	$0.44		$0.02	$0.46				$1.43
Diluted earnings per share
Earnings from continuing operations before nonrecurring items(1)	$1.13	$0.43		$0.02	$0.45				$1.40
Shares (in millions) used for earnings per share calculation
Basic	137.3	121.2			121.2		(106.5)	(e)	152.0
Diluted	140.7	122.6			122.6		(107.9)	(e)	155.4

(1)	As indicated in the introductory paragraphs to these Statements and Note 4 hereof, certain nonrecurring items directly attributable to the merger have been excluded from pro forma earnings from continuing operations before nonrecurring items.

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2011

(Dollars in millions, except per share amounts)	Historical Eastman	Historical Solutia	Effect of Accounting Change - Solutia		Adjusted Solutia (After Accounting Change)	Pro Forma Adjustments				Pro Forma Combined
Sales	$7,178	$2,097	$		$2,097	$				$9,275
Cost of sales	5,609	1,463		36	1,499		21	(a	)	7,129

Gross profit	1,569	634		(36)	598		(21)			2,146
Selling, general and administrative expenses	481	240		16	256		26	(a	)	763
Research and development expenses	159	24			24					183
Asset impairments and restructuring charges (gains), net	(8)	19			19					11
Other operating income	—	(53)			(53)					(53)

Operating earnings	937	404		(52)	352		(47)			1,242
Net interest expense	76	101			101		3	(c	)	180
Early debt extinguishment costs	—	4			4		(4)	(f	)	—
Other charges (income), net	(19)	7			7					(12)

Earnings from continuing operations before nonrecurring items and income taxes	880	292		(52)	240		(46)			1,074
Provision for income taxes from continuing operations	274	30		(14)	16		(13)	(d	)
							49	(d	)	326

Earnings from continuing operations before nonrecurring items(1)	$606	$262		$(38)	$224		$(82)			$748

Basic earnings per share
Earnings from continuing operations before nonrecurring items(1)	$4.34	$2.19		$(0.32)	$1.87					$4.84
Diluted earnings per share
Earnings from continuing operations before nonrecurring items(1)	$4.24	$2.16		$(0.31)	$1.85					$4.74
Shares (in millions) used for earnings per share calculation
Basic	139.7	119.8			119.8		(105.1)	(e	)	154.4
Diluted	143.1	121.3			121.3		(106.6)	(e	)	157.8

(1)	As indicated in the introductory paragraphs to these Statements and Note 4 hereof, certain nonrecurring items directly attributable to the merger have been excluded from pro forma earnings from continuing operations before nonrecurring items.

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

March 31, 2012

(Dollars in millions, except per share amounts)	Historical Eastman	Historical Solutia	Effect of Accounting Change - Solutia		Adjusted Solutia (After Accounting Change)	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$569	$108	$		$108	$(667)	(g	)	$10
Short-term time deposits	80	—			—	(80)	(g	)	—
Trade receivables, net	740	221			221				961
Miscellaneous receivables	68	74			74	(8)	(h	)	134
Inventories	768	384			384	96	(i	)	1,248
Other current assets	39	29			29	11	(j	)	79

Total current assets	2,264	816			816	(648)			2,432

Properties
Properties and equipment at cost	8,479	1,239			1,239	(141)			9,577
Less: Accumulated depreciation	5,343	286			286	(286)			5,343

Net properties	3,136	953			953	145	(k	)	4,234

Goodwill	408	789			789	1,239	(l	)	2,436
Identifiable intangible assets	100	916			916	899	(m	)	1,915
Other noncurrent assets	283	90			90	499	(n	)	872

Total assets	$6,191	$3,564	$		$3,564	$2,134			$11,889

Liabilities and Stockholders’ Equity
Current liabilities
Payables and other current liabilities	$846	$396	$		$396	$(9)	(o	)
						(23)	(o	)	$1,210
Borrowings due within one year	151	—			—	120	(p	)	271

Total current liabilities	997	396			396	88			1,481

Long-term borrowings	1,444	1,338			1,338	2,042	(p	)	4,824
Deferred income tax liabilities	223	183			183	339	(q	)	745
Post-employment obligations	1,395	287			287				1,682
Other long-term liabilities	107	343			343	(11)	(r	)	439

Total liabilities	4,166	2,547			2,547	2,458			9,171

Stockholders’ equity
Common stock ($0.01 par value per share)	2	1			1	(1)	(s	)	2
Additional paid-in capital	918	1,672			1,672	(936)	(s	)	1,654
Retained earnings	2,882	(388)		(174)	(562)	519	(s	)	2,839
Accumulated other comprehensive income (loss)	153	(248)		174	(74)	74	(s	)	153

	3,955	1,037		—	1,037	(344)			4,648
Less: Treasury stock at cost	1,930	20			20	(20)	(s	)	1,930

Total stockholders’ equity	2,025	1,017		—	1,017	(324)			2,718

Total liabilities and stockholders’ equity	$6,191	$3,564		$—	$3,564	$2,134			$11,889

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF THE TRANSACTION

As previously disclosed, Eastman entered into an agreement and plan of merger, dated as of January 26, 2012 (the “merger agreement”), with Solutia and Merger Sub. Pursuant to the merger agreement, at the closing of the merger, Merger Sub will merge with and into Solutia, with Solutia surviving the merger and becoming an indirect wholly-owned subsidiary of Eastman. At the closing of the merger, each outstanding share of common stock, par value $0.01 per share, of Solutia (“Solutia common stock”) (other than shares owned by Solutia as treasury stock, shares owned by Eastman or Merger Sub or shares held by holders properly exercising appraisal rights under the Delaware General Corporation Law) will be cancelled and converted automatically into the right to receive (subject to certain limitations set forth in the merger agreement) (1) $22.00 in cash, without interest, and (2) 0.12 shares of common stock, par value $0.01 per share, of Eastman (“Eastman common stock”) (the “merger consideration”).

In addition, at the effective time of the merger: (i) each outstanding option to acquire shares of Solutia common stock issued under the Solutia Inc. Management Long-Term Incentive Plan, as amended, and the Solutia Non-Employee Director Stock Compensation Plan (the “Solutia Equity Plans”), whether or not then vested or exercised, will be cancelled and terminated in exchange for the right to receive, in cash, the amount by which the cash value of the merger consideration (using the five-day average trading price of Eastman’s common stock ending on (and including) the trading day that is two trading days prior to the merger) exceeds such option’s exercise price; (ii) restrictions on any restricted shares of Solutia common stock issued under any Solutia Equity Plan will lapse and such shares will be fully vested, and the holder thereof will be entitled to receive, for each such restricted share of Solutia common stock, the merger consideration; (iii) each restricted stock unit issued under any Solutia Equity Plan will be converted into a vested right to receive, in cash, the value of the merger consideration (using the five-day average trading price of Eastman’s common stock ending on (and including) the trading day that is two trading days prior to the merger); and (iv) restrictions on any performance share award or performance share unit award granted under any Solutia Equity Plan (a “Performance Share”) will lapse and such Performance Share will become vested based on no greater than the performance results for the applicable performance period according to the relevant award provisions, and the holder thereof will be entitled to receive, in the case of Performance Shares in the form of restricted stock, the merger consideration and, in the case of Performance Shares in the form of restricted stock units, the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Also at the effective time of the merger, each warrant issued under the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, whether or not then vested or exercisable, will be converted into a warrant to acquire, upon exercise, on substantially the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the merger, the merger consideration. The warrants were considered when calculating the merger consideration, but were determined to be “de minimis” and therefore not included in these Statements.

Based on the estimated number of shares of Solutia common stock and Eastman common stock outstanding on May 10, 2012, Solutia stockholders will own approximately 10% of the outstanding shares of Eastman common stock upon closing of the merger.

NOTE 2.	BASIS OF PRO FORMA PRESENTATION

The Statements have been derived from the historical consolidated financial statements of Eastman and Solutia. Certain financial statement line items included in Solutia’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Eastman’s historical presentation. These include: net income attributable to noncontrolling interest, which has been presented within the caption other charges (income), net; current assets of discontinued operations, which have been condensed into other current assets; accrued liabilities and current liabilities of discontinued operations, which have been condensed into payables

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

and other current liabilities; and environmental remediation, non-current liabilities of discontinued operations, and noncontrolling interest which have been condensed into other long-term liabilities. Additionally, for the year ended December 31, 2011, certain components of other operating income, net, and selling and general administrative costs relating to asset impairment or restructuring charges have been presented within the caption asset impairment and restructuring charges (gains), net. There were no material charges of this nature for Solutia during first quarter 2012. The reclassification of these items had no significant impact on the historical total assets, total liabilities, or stockholders’ equity reported by Eastman or Solutia, respectively. The reclassifications also did not significantly impact the historical earnings from continuing operations. Additionally, sales between Eastman and Solutia were considered immaterial for adjustment to sales and earnings from continuing operations before nonrecurring items. Additionally, the Pro Forma Income Statements and Pro Forma Balance Sheet present changes to financial statement line items of Solutia giving effect to the retrospective application of the accounting methodology change for pension and OPEB plans actuarial gains and losses adopted by Eastman.

Additionally, as part of its financial due diligence review of Solutia, Eastman performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Eastman and Solutia, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Eastman involved a review of Solutia’s publicly disclosed summary of significant accounting policies, including those disclosed in Solutia’s 2011 Annual Report on Form 10-K and preliminary discussion with Solutia management regarding Solutia’s significant accounting policies to identify material adjustments. While Eastman expects to engage in additional discussion with Solutia’s management and continue to evaluate the impact of Solutia’s accounting policies on its historical results after completion of the merger, based on the completed procedures, Eastman management does not believe there are any differences in the accounting policies of Solutia and Eastman that will result in material adjustments to the Eastman’s consolidated financial statements as a result of conforming Solutia’s accounting policies to those of Eastman.

The merger is reflected in the Statements as an acquisition of Solutia by Eastman using the acquisition method of accounting, in accordance with business combination accounting guidance under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total estimated purchase price will be calculated as described in Note 3 to the Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Eastman has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised at the time of the merger as additional information becomes available and as valuation work is performed. The final purchase price allocation will be determined after the completion of the merger, and the final allocations may differ materially from those presented.

NOTE 3.	ESTIMATE OF CONSIDERATION EXPECTED TO BE TRANSFERRED

Based on the closing price per share of Eastman common stock on the New York Stock Exchange on May 10, 2012 (the most recent practicable date) of $50.00 and the number of shares of Solutia common stock, options to purchase Solutia common stock, restricted shares of Solutia common stock, Solutia restricted stock units, Solutia performance share awards, and Solutia performance share unit awards outstanding at March 31, 2012, the total merger consideration would have been approximately $3.5 billion, consisting of $2.7 billion of cash and 14.7 million shares of Eastman common stock. Changes in the share price of Eastman common stock, or the number of shares of Solutia common stock, restricted shares of Solutia common stock, Solutia restricted stock units, Solutia performance share awards, and Solutia performance share unit awards at the closing of the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

merger could result in material differences in the merger consideration and, thus, the purchase price and related purchase price allocation in the merger. At the effective time of the merger, each outstanding share of Solutia common stock (other than shares owned by Solutia as treasury stock and shares held by holders properly exercising appraisal rights under the Delaware General Corporation Law) will be cancelled and converted automatically into the right to receive (subject to certain limitations set forth in the merger agreement) (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock.

The following is a preliminary estimate of the merger consideration to be paid by Eastman in the merger, including consideration to be paid to holders of options to purchase Solutia common stock, restricted shares of Solutia common stock, Solutia restricted stock units, Solutia performance share awards, and Solutia performance share unit awards pursuant to the provisions above:

(Dollars in millions)	Cash Consideration	Equity Consideration	Total
To holders of Solutia common stock, including restricted shares	$2,698	$736	$3,434
To holders of outstanding Solutia stock incentive-based compensation	24	—	24

Total consideration	$2,722	$736	$3,458

Also at the effective time of the merger, each warrant issued under the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, whether or not then vested or exercisable, will be converted into a warrant to acquire, upon exercise, on substantially the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the merger, the merger consideration. The warrants were considered when calculating the merger consideration, but were determined to be “de minimis” and therefore not included in these Statements.

Because Solutia’s 382 Rights Agreement, dated as of July 27, 2009, has been amended by Solutia to provide that such agreement, and the rights issued thereunder, will terminate immediately prior to the effective time of the merger without any consideration for such rights being paid or payable to the holders thereof, no value was attributed to such rights in these Statements.

The estimated value of the merger consideration reflected in these Statements does not purport to represent the actual value of the total merger consideration that will be received by Solutia’s stockholders and other equity holders when the merger is completed. In accordance with GAAP, the fair value of equity securities issued as part of the merger consideration will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share value component different from the $50.00 assumed in these Statements and that difference may be material. For example, an increase or decrease by 10% in the price of Eastman common stock on the closing date of the merger from the price of Eastman common stock assumed in these Statements would increase or decrease the value of the merger consideration by approximately $75 million, which would be reflected in these Statements as an equivalent increase or decrease to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the merger includes unaudited pro forma adjustments to reflect the expected fair values of Solutia’s assets and liabilities at the completion of the merger. The allocation of the preliminary purchase price is as follows (in millions):

Current assets	$923
Properties	1,098
Goodwill	2,028
Identifiable intangible assets	1,815
Other noncurrent assets	585

Total assets	$6,449
Current liabilities	(396)
Long-term borrowings	(1,443)
Other liabilities and noncontrolling interest	(1,152)

Total liabilities	(2,991)

Estimated purchase price	$3,458

The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the chemical industry, Eastman’s historical experience, other available public information and Eastman’s financial due diligence review of Solutia’s business. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions including the amount, timing, and realization of future cash flows. Eastman utilized the income, market, or cost approach (or a combination thereof) for the preliminary valuation of assets, as appropriate, and utilized valuation inputs in these models and analyses that were based on market participant assumptions. Market participants are considered to be buyers and sellers unrelated to Eastman in the principal or most advantageous market for the asset. Eastman management estimated the fair market value of fixed-rate debt based on observable market prices. For all other liabilities, the carrying value was determined to be a reasonable approximation of fair value based on information available to Eastman management.

With respect to properties to be acquired in the merger, Solutia has a number of manufacturing and distribution sites and related facilities, owns land and leases sites that include leasehold improvements, and owns machinery and equipment for use in its manufacturing operations. Eastman management believes that it is probable that the fair value of the property, plant and equipment differs from that on Solutia’s March 31, 2012 consolidated statement of financial position. In this assessment, Eastman management considered Eastman’s experience in recent acquisitions as well as other acquisitions in the chemical industry. Eastman management estimated the fair value adjustment of approximately 15% above current book value considering the valuation of such assets at fair value upon Solutia’s emergence from bankruptcy in 2008, the length of time since Solutia’s bankruptcy, and Solutia’s depreciation policies and practices.

With respect to the intangible assets to be acquired in the merger, Solutia owns the rights to a number of trade names and trademarks that are both business-to-business and business-to-consumer in nature, including Saflex®, Llumar®, and Skydrol®. Certain of these trade names and trademarks are associated with products that Eastman management believes have a leading market share in each of their respective categories. Solutia also owns significant technology related to many of its products protected by a number of existing patents, pending patents, and trade secrets. This intellectual property is of significant importance to Solutia’s operations and continued success. In addition to these intangible assets, Solutia has a number of valuable customer relationships in industries such as automotive tires and aviation, many of which were developed over a number of years of providing consistent quality products and services.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

With respect to goodwill expected to be recognized in the merger, Eastman management believes that the predominant portion of the goodwill expected to result from the merger relates to Solutia as a going concern and the fair value of expected synergies from combining the Eastman and Solutia businesses. The going concern element represents the ability to earn a higher return on the combined assembled collection of assets and businesses of Solutia than if those assets and businesses were to be acquired separately. The synergies from the combination of Eastman and Solutia are expected to be in the form of both increased revenues and decreased costs. Revenue synergies are expected to arise from Eastman acquiring access to complementary and adjacent key end-use markets, including automotive and architectural, and the potential for Eastman to increase its revenues and earnings in the Asia Pacific region. Cost synergies are expected to arise from reduction of corporate costs, raw material cost and procurement savings, and manufacturing and supply chain processes efficiency improvements and cost reductions across a larger business. Other relevant elements of goodwill are expected to include work force and technology and customers expected post-merger. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the merger.

With respect to probable loss contingencies considered in the preparation of the preliminary purchase price allocation, based on the information available to Eastman at the time of preparation of the Statements, Eastman management concluded that the fair value of probable loss contingencies, including those related to legal and environmental matters, is not expected to be significantly different from the loss contingencies recognized on Solutia’s historical statement of financial position. While estimation of fair value would require significant knowledge of complex legal matters and strategies, which cannot occur prior to the closing date of the merger, nothing came to Eastman’s attention during its legal, business, or financial due diligence review of Solutia that indicated to Eastman a material difference between Solutia’s estimate of the probable loss for contingencies and estimates Eastman might make. Accordingly, Solutia’s estimate of probable losses for contingencies, prepared as prescribed under GAAP and with full and unrestricted access to all relevant information, was used in preparing the preliminary purchase price allocation without adjustment.

Eastman has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger. Eastman anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, fixed assets, customer relationships, technology know how, trade names and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final merger consideration, and amounts allocated to assets acquired and liabilities assumed in the merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these Statements. See Note 4(a) for the effects of changes in estimated fair value of properties and amortizable intangible assets to be acquired in the merger on the calculation of pro forma depreciation and amortization expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 4.	ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustments included in the Statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings

(a) Depreciation and amortization

The adjustment to depreciation and amortization expense recorded in cost of sales and selling, general and administrative expenses is a result of the fair market value adjustments of $145 million and $713 million and estimated remaining useful lives of 12 years and 20 years for depreciable properties and amortizable intangible assets to be acquired, respectively. See Note 4(m) for the detail of the identifiable intangible assets expected to be acquired in the merger and the preliminary purchase price allocation applicable thereto.

The preliminary estimated useful lives and fair value adjustments of the Solutia assets to be acquired in the merger were determined in accordance with the procedures described in Note 3 hereof. With other assumptions held constant, a 10% increase in the fair value adjustment for properties and amortizable intangible assets as calculated would increase annual pro forma depreciation expense by approximately $1 million and amortization expense by $3 million, respectively. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of properties and amortizable intangible assets would increase annual pro forma depreciation expense by $1 million and amortization expense by $2 million, respectively.

The pro forma depreciation and amortization expense adjustments have been allocated to cost of sales and selling, general, and administrative expenses, respectively, as follows (in millions):

	Three Months Ended March 31, 2012
	Cost of Sales	Selling, General, and Administrative Expenses	Total
Pro forma depreciation adjustment	$3	$—	$3
Pro forma amortization adjustment	2	6	8

Total adjustment	$5	$6	$11

	Year Ended December 31, 2011
	Cost of Sales	Selling, General, and Administrative Expenses	Total
Pro forma depreciation adjustment	$11	$1	$12
Pro forma amortization adjustment	10	25	35

Total adjustment	$21	$26	$47

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(b) Transaction related expenses

Transaction related expenses recognized by Eastman and Solutia during first quarter 2012 and their related tax effects have been eliminated from the Pro Forma Income Statement, as these items are directly attributable to the merger and will not have an ongoing impact. No material transaction costs were expensed or accrued by either Eastman or Solutia in their actual 2011 historical financial statements. The expenses historically recognized by Eastman and Solutia and their respective Pro Forma Income Statement line items are as follows (in millions):

	Three Months Ended March 31, 2012
	Eastman	Solutia	Total
Selling, general, and administrative expenses	$9	$11	$20
Other charges (income), net	5	—	5

Total expenses	14	11	25

Less: income tax benefit	1	—	1

Net earnings impact	$13	$11	$24

(c) Net interest expense

The unaudited pro forma adjustment to net interest expense is calculated as follows (in millions):

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Reduction in Solutia’s total interest expense	$(25)	$(105)
Interest expense from expected additional indebtedness	26	105
Reduction in interest income	1	3

Total adjustment	$2	$3

The unaudited pro forma adjustment of $2 million for the three months ended March 31, 2012 reflects a reduction in Solutia’s total interest expense of $25 million as a result of the expected refinancing of Solutia’s outstanding debt in connection with the completion of the merger. Additional pro forma interest expense of $26 million assumes the expected incurrence by Eastman of an additional $3,500 million of indebtedness in connection with the merger with a weighted average interest rate of 3.0%, as described below, and also includes amortization of $1 million of new financing costs of $18 million. The unaudited pro forma adjustment of $3 million for the year ended December 31, 2011 reflects a reduction in Solutia’s total interest expense of $105 million as a result of the expected refinancing of Solutia’s outstanding debt in connection with the completion of the merger and additional pro forma interest expense of $105 million related to the expected incurrence by Eastman of additional debt discussed above, including amortization of $3 million of new financing costs. The reduction in interest income for both periods, contributing to higher net interest expense, is due to lower average cash balances as a result of the expected use of cash on hand to pay a portion of the cash portion of the merger consideration and transaction-related costs.

Eastman has entered into certain definitive agreements providing for this financing, including the previously disclosed $1.2 billion five-year Term Loan Agreement and $2.3 billion Bridge Loan Agreement that Eastman entered into on February 29, 2012 with the lenders and other parties thereto. These Statements have assumed that Eastman will complete an offering of debt securities based on current market conditions and, as a result, will not borrow any amounts under the Bridge Loan Agreement. See Note 4(p) for additional detail concerning estimated long-term debt. Unaudited pro forma interest expense includes estimates for variable rate interest costs as well as the amortization of financing costs and fees.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The weighted average interest rate of 3.0% was calculated based upon the expected composition and interest rates of this additional indebtedness as follows (dollars in millions):

	Amount	Index	Expected Interest Rate
Term Loan	$1,200	1-month LIBOR	1.75%
5 Year Notes	1,000	5-year Treasury	2.70%
10 Year Notes	1,000	10-year Treasury	4.00%
30 Year Notes	300	30-year Treasury	5.30%

	$3,500

A 0.125% change in the interest rate on expected borrowings would change annual pro forma interest expense by approximately $4 million. In addition, if Eastman does not obtain financing on the terms as anticipated in these Statements and borrows under the Bridge Loan Agreement, it would be subject to interest expense and costs different from those assumed in these Statements. Specifically, Eastman expects that borrowings under the Bridge Loan Agreement would be at an interest rate of 1.75% per annum. Any such borrowings under the Bridge Loan Agreement, if made, would be classified as a component of current liabilities.

(d) Income tax expense

The unaudited pro forma adjustment to income tax expense is calculated as follows (in millions):

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Benefit due to additional depreciation and amortization	$(3)	$(13)
Benefit due to additional interest expense	(1)	(1)
Additional tax due to elimination of early debt extinguishment costs	—	1
Additional tax due to elimination of historically recognized transaction related costs	1	—
Increase to eliminate net benefits from changes in valuation allowances	12	49

Total adjustment	$9	$36

To calculate the pro forma adjustment to income tax expense due to additional depreciation and amortization for the three months ended March 31, 2012, Solutia’s first quarter 2012 blended global statutory tax rate of 29% has been applied to the unaudited pro forma depreciation and amortization adjustment of $11 million, as these expenses are expected to be incurred both in and outside of the United States. This rate was derived based upon Solutia’s first quarter 2012 split of U.S. and foreign pre-tax earnings, with the U.S. pre-tax amount increased for Solutia’s historical interest expense, which resulted in a pre-tax income split of approximately 41% and 59%, respectively. Solutia’s first quarter 2012 blended federal and state statutory tax rate of 37% was applied to the adjusted U.S. pre-tax amount and its foreign statutory tax rate of approximately 23% was applied to the foreign pre-tax amount, resulting in a total blended rate of 29%.

To calculate the pro forma adjustment to income tax expense due to additional depreciation and amortization for the year ended December 31, 2011, Solutia’s 2011 blended global statutory tax rate of 27% has been applied to the unaudited pro forma depreciation and amortization adjustment of $47 million, as these expenses are expected to be incurred both in and outside of the United States. This rate was derived based upon Solutia’s 2011 split of U.S. and foreign pre-tax earnings, with the U.S. pre-tax amount increased for Solutia’s historical interest expense, which resulted in a pre-tax income split of approximately 55% and 45%, respectively. Solutia’s 2011 blended federal and state statutory tax rate of 37% was applied to the adjusted U.S. pre-tax amount and its foreign statutory tax rate of approximately 16% was applied to the foreign pre-tax amount, resulting in a total blended rate of 27%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

To calculate the pro forma adjustment to income tax expense due to additional interest expense, Solutia’s first quarter 2012 and full year 2011 combined U.S. federal and state statutory tax rate of 37% has been applied to the pro forma interest expense adjustment of $2 million and $3 million, respectively, because the additional interest expense resulting from the merger is expected to be incurred in the United States. This rate was also applied to the $4 million elimination of 2011 early debt extinguishment costs to determine the related unaudited pro forma tax expense adjustment.

Transaction related expenses recognized by Eastman and Solutia during first quarter 2012 and their related tax effects have been eliminated from the Pro Forma Income Statement for the three months ended March 31, 2012, as these items are directly attributable to the merger and will not have an ongoing impact. The pro forma adjustment to income tax expense for first quarter 2012 reflects the elimination of a $1 million tax benefit from previously recognized transaction related expenses. See Note 4(b).

In addition, net benefits of $12 million and $49 million to the first quarter 2012 and full year 2011 income tax provision reported by Solutia for changes in valuation allowances have been eliminated, as such benefits will not be available to Eastman after the completion of the merger based upon the assumptions under which these unaudited pro forma adjustments have been prepared. See Note 4(j) for more information about the release of Solutia’s valuation reserve against its deferred tax assets related to net operating losses and foreign tax credit carryforwards.

(e) Shares outstanding

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in millions of shares):

	Three Months Ended March 31, 2012		Year Ended December 31, 2011
	Basic	Diluted	Basic	Diluted
Elimination of all outstanding shares of Solutia common stock	(121.2)	(122.6)	(119.8)	(121.3)
Issuance of Eastman common stock	14.7	14.7	14.7	14.7

Total adjustment	(106.5)	(107.9)	(105.1)	(106.6)

As all outstanding shares of Solutia common stock will be eliminated in the merger, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding Eastman’s weighted average number of basic shares outstanding for the period and the number of shares of Eastman common stock expected to be issued to Solutia stockholders in the merger. Similarly, the unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Eastman’s weighted average number of diluted shares outstanding for the period and the number of shares of Eastman common stock expected to be issued in the merger. As each outstanding option to acquire shares of Solutia common stock issued under any of the Solutia Equity Plans, whether or not then vested or exercisable, will be cancelled and terminated at the effective time of the merger in exchange for the right to receive cash, such options were excluded from this calculation. In addition, approximately 0.5 million shares to be issuable under Solutia warrants to be converted into warrants to purchase Eastman common stock as provided for in the merger agreement were excluded as antidilutive to earnings per share. See Note 1 for more information about treatment of share-based compensation and warrants under the provisions of the merger agreement.

(f) Early debt extinguishment costs

Existing Solutia debt is expected to be refinanced in connection with completion of the merger. As such, related early debt extinguishment costs of $4 million for the year ended December 31, 2011 have been eliminated.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

There were no material early debt extinguishment costs for Solutia during first quarter 2012. See Note 4(p) for additional detail concerning estimated long-term debt.

In addition to the foregoing adjustments to the unaudited pro forma condensed combined statement of earnings, the following remaining expected estimated costs directly attributable to the merger, which are in addition to those discussed in Note 4(b) above, represent nonrecurring items that are excluded from Earnings from continuing operations before nonrecurring items (in millions):

	Estimated Bridge Loan Fees	Estimated Advisory Costs	Estimated Total
Gross expense	$(12)	$(40)	$(52)
Tax benefit (1)	4	5	9

Net adjustment	$(8)	$(35)	$(43)

(1)	Estimated tax benefit from tax deductible portion of costs. See Note 4(o) for additional detail concerning tax effects of one-time costs.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

(g) Cash and short-term time deposits

The unaudited pro forma adjustment represents a net decrease in cash on hand of $747 million and short-term time deposits of $80 million. The unaudited pro forma adjustment to cash is calculated as follows (in millions):

Proceeds from additional indebtedness	$3,500
Cash portion of merger consideration	(2,722)
Repayment of Solutia debt at fair value	(1,443)
Financing fees	(19)
Advisory costs	(45)
Costs to settle Solutia’s interest rate hedging contracts	(18)

Total adjustment	(747)
Liquidation of short-term time deposits	80

Total adjustment to cash and cash equivalents	$(667)

Components of the adjustment include an increase in cash resulting from new debt expected to be incurred in connection with the merger and a decrease in cash resulting from payment of the cash component of the merger consideration, the expected refinancing of existing Solutia debt at fair market value, and estimated transaction related costs of $83 million, including settlement of Solutia’s interest rate hedging net liability, financing fees, and advisory costs. The cash adjustment for financing fees reflects total estimated financing fees of $35 million less amounts paid by Eastman during first quarter 2012 of $16 million. The cash adjustment for advisory costs reflects total estimated costs of $60 million, less amounts paid during first quarter 2012 by Eastman and Solutia of $6 million and $9 million, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Due to change-in-control provisions of certain existing interest rate hedging contracts of Solutia, such contracts are expected to be settled shortly after the completion of the merger. Net cash used to settle these contracts and the elimination of related balance sheet accounts are as follows (in millions):

Cash from elimination of assets
Miscellaneous receivables	$8
Other noncurrent assets	3

Total cash from elimination of assets	11

Cash used to eliminate liabilities
Accrued liabilities	(18)
Other noncurrent liabilities	(11)

Total cash used to eliminate liabilities	(29)

Total net cash used	$(18)

(h) Miscellaneous receivables

The unaudited pro forma adjustment reflects the elimination of miscellaneous receivables of $8 million related to the elimination of Solutia’s interest rate hedging net liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability.

(i) Inventories

The unaudited pro forma adjustment of $96 million represents the step-up of Solutia’s inventories balance to the preliminary estimated fair value of approximately $480 million as of March 31, 2012. As raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the merger was determined based on procedures performed during due diligence, which included analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. Assumptions used were derived from historical financial information publicly disclosed by Solutia as well as discussions with Solutia management and Eastman’s experience with recent acquisitions.

(j) Other current assets

The unaudited pro forma adjustment to other current assets reflects the elimination of an $11 million (current portion) valuation reserve against Solutia’s deferred tax assets. This $11 million adjustment as well as adjustments to other noncurrent assets and deferred tax liabilities reflect elimination of $555 million of Solutia’s valuation reserve against its deferred tax assets (current and noncurrent) related to net operating losses and foreign tax credit carryforwards that Eastman management anticipates that Eastman will more likely than not realize after completion of the merger.

Eastman management anticipates that Eastman will generate sufficient earnings over the next fifteen years to utilize remaining net operating loss and foreign tax credit carryforwards for which the valuation reserves have been eliminated. Eastman estimates that at the closing of the merger, $675 million of Solutia’s remaining net operating loss carryforwards will be available to offset Eastman’s U.S. taxable income within the next three years based upon application of relevant sections of the Internal Revenue Code of 1986.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(k) Properties

The unaudited pro forma adjustment of $145 million represents the step-up of Solutia’s net properties to the preliminarily estimated fair value of $1,098 million as of March 31, 2012. Properties to be acquired in the merger include buildings, land, improvements, machinery and equipment, and construction in process. The unaudited pro forma fair value adjustment was determined during preliminary valuation work performed during due diligence. Although more detailed valuation work will be performed upon completion of the merger, Eastman management based this adjustment upon the nature of the assets to be acquired and knowledge of the chemicals industry.

To determine the preliminary estimated weighted average useful life of 12 years of the properties to be acquired in the merger, Eastman management considered the composition of the assets by category and applied useful life standards used by Eastman for similar assets. In its analysis, Eastman management also considered the historical useful lives of major categories of assets, including buildings and machinery and equipment, as publicly disclosed by Solutia. See Note 4(a) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted average useful lives of properties to be acquired in the merger on the calculation of pro forma depreciation expense from those presented herein.

(l) Goodwill

Goodwill reflects the preliminary estimate of the excess of the purchase price to be paid by Eastman over the fair value of Solutia’s identifiable assets to be acquired and liabilities to be assumed in the merger and is not amortized. The estimated purchase price to be paid by Eastman in the merger, based on the closing price of Eastman common stock on May 10, 2012 (the most recent practicable date), and the excess of the purchase price over the estimated fair value of the identifiable net assets to be acquired is calculated as follows (in millions):

Preliminary purchase price	$3,458
Less: fair value of net assets to be acquired	(1,430)

Total new goodwill	2,028
Less: Solutia historical goodwill	(789)

Pro forma goodwill adjustment	$1,239

See Note 3 for details regarding the effects of changes in the price of Eastman common stock and the preliminary fair values of assets to be acquired and liabilities to be assumed from those presented herein on the calculation of goodwill.

(m) Identifiable intangible assets

The unaudited pro forma adjustment reflects the step-up to the preliminary estimated fair value of Solutia’s identifiable intangible assets from the respective carrying values reported by Solutia as of March 31, 2012. The intangible assets primarily consist of customer relationships; technology, including unpatented technology and patents; and trade names and trademarks as follows (in millions):

	As Reported	Adjustment	Estimated Fair Value
Customer relationships	$534	$486	$1,020
Technology	198	227	425
Trade names and trademarks	184	186	370

Total	$916	$899	$1,815

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 5 to 13 years for technology and 24 years for customer relationship intangible assets, subject to the finalization of the purchase price allocation in the merger. The amortizable life for each category of asset was determined by examining the pattern and life of expected cash flows from these items. The estimated amortizable life of customer relationships was determined after consideration of Solutia’s historical customer buying and attrition patterns. Based on financial due diligence, Eastman management currently believes that Solutia’s customers have demonstrated a fairly consistent buying pattern for many years and a number of the customer relationships have existed for decades. Eastman’s preliminary evaluations have indicated that there appears to be very little turnover in Solutia’s customers and management has no reason to believe that this historical experience will change in the future. Given the long life associated with the expected cash flows and the pattern of attrition, management believes that a 24 year amortizable life is appropriate. The trade names and trademarks are expected to be indefinite-lived intangible assets, as these assets have no legal, contractual, regulatory, economic, or other competitive limiting factors and Eastman management expects to use them for the foreseeable future. See Note 4(a) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted average useful life of intangible assets to be acquired in the merger from those presented herein on the calculation of pro forma amortization expense.

(n) Other noncurrent assets

The unaudited pro forma adjustment to other noncurrent assets is calculated as follows (in millions):

Elimination of valuation reserve against deferred tax assets of Solutia	$519
Elimination of unamortized financing costs of Solutia	(25)
Capitalized financing costs related to additional indebtedness	8
Elimination of assets related to interest rate hedging contracts	(3)

Total adjustment	$499

The unaudited pro forma adjustment reflects the elimination of a portion of the valuation reserve against Solutia’s deferred tax assets. See Note 4(j) for additional detail concerning the release of Solutia’s valuation reserve against its deferred tax assets related to net operating losses and foreign tax credit carryforwards. The adjustment also reflects the elimination of unamortized deferred financing costs associated with existing Solutia debt expected to be refinanced in connection with the merger and the addition of financing costs expected to be incurred by Eastman relating to expected additional indebtedness in connection with the completion of the merger. The adjustment for capitalized financing costs reflects the total expected amount of these costs of $18 million less amounts of $10 million reflected in Eastman’s historical statement of financial position as of March 31, 2012. The unaudited pro forma adjustment also reflects the elimination of other noncurrent assets related to the settlement of Solutia’s interest rate hedging net liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability.

(o) Payables and other current liabilities

The unaudited pro forma adjustment to payables and other current liabilities is calculated as follows (in millions):

Tax benefit from Bridge Loan fees	$(4)
Tax benefit from deductible advisory costs	(5)
Elimination of liabilities related to interest rate hedging contracts	(18)
Elimination of accrued transaction costs	(5)

Total adjustment	$(32)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustment reflects a decrease in income taxes payable resulting from the tax deductibility of one-time costs, including financing costs of $12 million ($17 million, net of $5 million previously recognized by Eastman during first quarter 2012) for the Bridge Loan related to the merger and estimated tax deductible advisory costs of $13 million ($18 million, net of $5 million previously recognized by Solutia during first quarter 2012). Adjustments to income taxes payable are based on applying the first quarter 2012 combined statutory U.S. federal and state tax rate of 37% to these costs. The unaudited pro forma adjustment also reflects the elimination of Solutia’s $18 million interest rate hedging gross liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability. The adjustment also reflects elimination of total transaction costs payable reflected in the historical statements of financial position as of March 31, 2012 of Eastman and Solutia of $5 million, as such amounts are expected to be paid at the closing of the merger.

(p) Debt

The unaudited pro forma debt adjustments are classified between short-term borrowings (due within one year) and long-term borrowings as follows (in millions):

	Adjustments to Solutia debt	Refinancing of Solutia debt at fair value	Debt expected to be incurred by Eastman	Debt adjustment
Borrowings due within one year	$—	$—	$120	$120
Long-term borrowings	105	(1,443)	3,380	2,042

Total	$105	$(1,443)	$3,500	$2,162

Adjustments to Solutia debt include a fair value adjustment in the amount of $102 million and elimination of unamortized bond discount of $3 million. Due to the expected refinancing of existing Solutia debt in connection with the completion of the merger, the adjustment reflects the elimination of $1,443 million of outstanding Solutia debt at fair market value, which includes the carrying value of $1,338 million and the $105 million adjustment. The fair value of this debt is likely to fluctuate until the merger is completed.

The adjustment also includes an estimated $3,500 million of debt expected to be incurred by Eastman primarily to repay the Solutia debt and fund transaction-related items, including the cash portion of the merger consideration and other one-time costs. Eastman has entered into certain definitive agreements providing for this financing including the previously disclosed Term Loan Agreement and Bridge Loan Agreement. The $120 million current portion of the debt adjustment reflects the provisions of the Term Loan Agreement, which require 10% of the expected $1,200 million balance to be repaid within one year of borrowing.

These Statements have assumed that Eastman will complete an offering of debt securities based on current market conditions and, as a result, will not borrow any amounts under The Bridge Loan Agreement. Any borrowings under the Bridge Loan Agreement, if made, would be classified as a component of current liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(q) Deferred income tax liabilities

The unaudited pro forma adjustment to deferred income tax liabilities is calculated as follows (in millions):

Net deferred income taxes arising from fair value adjustments:
Inventories	$28
Properties	42
Identifiable intangible assets	333
Debt	(39)

Total net deferred income taxes arising from fair value adjustments	364
Elimination of valuation reserve against deferred tax assets of Solutia	(25)

Total adjustment	$339

The unaudited pro forma adjustment reflects the change in net deferred income taxes arising from fair value adjustments to Solutia’s assets to be acquired and liabilities to be assumed by Eastman in the merger. Deferred income taxes arising from the estimated fair value adjustments for acquired inventory and properties have been calculated by applying Solutia’s first quarter 2012 blended global statutory tax rate of 29% to the related fair value adjustments of $96 million and $145 million, respectively. Deferred income taxes arising from the estimated fair value adjustments related to Solutia’s identifiable intangible assets and existing debt, which are maintained in the U.S., have been calculated by applying the first quarter 2012 combined statutory U.S. federal and state tax rate of 37% to the related fair value adjustments of $899 million and $105 million, respectively. Although Eastman expects to refinance Solutia’s existing debt in connection with completion of the merger (see Note 4(p)), the repayment of the debt at fair value is expected to generate a tax benefit for the difference between fair value and book value. Accordingly, a deferred tax asset has been reflected (as a reduction of the net deferred tax liability) for the difference. The unaudited pro forma adjustment also includes the elimination of a $25 million tax valuation reserve against Solutia’s deferred tax assets. See Note 4(j) for additional detail concerning the release of Solutia’s valuation reserve against its deferred tax assets related to net operating losses and foreign tax credit carryforwards.

(r) Other long-term liabilities

The unaudited pro forma adjustment reflects the elimination of Solutia’s $11 million interest rate hedging gross liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability.

(s) Stockholders’ equity

The Pro Forma Balance Sheet reflects the elimination of Solutia’s historical equity balances, certain of which have been adjusted for retrospective application of the accounting methodology change for pension and OPEB plans actuarial gains and losses described in the paragraphs immediately preceding these statements, and certain other adjustments, including the issuance of approximately 14.7 million shares of Eastman common stock expected to be issued in the merger (based upon the number of shares of Solutia common stock and shares underlying equity compensation awards outstanding at March 31, 2012). The unaudited pro forma adjustment to additional paid-in capital is calculated as follows (in millions):

Elimination of historical balance	$(1,672)
Additional paid-in capital from merger	736

Total adjustment	$(936)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustment to retained earnings is calculated as follows (in millions):

Elimination of historical balance, after adjustment for accounting methodology change	$562
Other adjustments
Bridge loan fees	(12)
Advisory costs	(40)
Tax benefit of one-time costs	9

Total other adjustments	(43)

Total adjustment	$519

Retained earnings were reduced for estimated transaction costs, including estimated remaining transaction fees ($60 million in total expected costs net of previously accrued amounts of $20 million) and remaining financing costs related to the Bridge Loan Agreement ($17 million of total expected costs net of previously accrued amounts of $5 million), net of the estimated tax effects related to one-time costs. See Note 4(o) for additional detail concerning tax effects of one-time costs. These estimated transaction costs have been excluded from the Pro Forma Income Statement as they reflect charges directly attributable to the merger that will not have an ongoing impact on Eastman. See the disclosures immediately following Note 4(f). No material transaction costs have been expensed or accrued by either Eastman or Solutia in their actual 2011 historical financial statements. Transaction costs historically expensed by Eastman and Solutia during first quarter 2012 have been eliminated from the Pro Forma Income Statement for the three months ended March 31, 2012. See Note 4(b).

NOTE 5.	NON-GAAP FINANCIAL MEASURES

In addition to evaluating financial condition and results of operations in accordance with GAAP, management also reviews and evaluates certain alternative financial measures not prepared in accordance with GAAP. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to, similarly titled measures used by, other companies. As a result, management considers and evaluates non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure.

Eastman management evaluates and analyzes results and the impact on Eastman of strategic decisions and actions relating to, among other things, cost reduction, growth, and profitability improvement initiatives, and other non-recurring or unusual events outside of normal business and operations, by considering financial results and measures both including and excluding certain items. The items excluded by Eastman management in its evaluation of results do not directly arise from Eastman’s core operations, and generally are expected to be of an unusual or non-recurring nature. Specifically, as presented herein, Eastman has excluded asset impairments and restructuring charges (gains) and certain gains on the sale of investments and divestures of businesses, each of which is expected to be non-recurring and results from various non-core transactions that do not impact Eastman’s results consistently (and, in the case of assets impairments and restructuring charges, are not cash transactions impacting profitability), as well as MTM pension and OPEB plan adjustments, as these adjustments arise from a change in accounting principle on a company-wide basis retrospectively applied to all prior periods. Because these non-recurring or non-core costs and gains may materially affect Eastman’s financial condition or results in a specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. In addition to using such measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of Eastman’s operational performance on a period-over-period historical basis and a better indication of expected future trends. Management discloses these non-GAAP measures, and the related reconciliations, because it believes investors use these metrics in

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess Eastman’s and its segments’ operating performance, make resource allocation decisions, and evaluate organizational and individual performance in determining certain performance-based compensation. As no material non-recurring items of this nature were recognized by Eastman or Solutia during first quarter 2012, these measures are only presented for the year ended December 31, 2011.

	Year Ended December 31, 2011
		Earnings from Continuing Operations Before Nonrecurring Items (1)
(Dollars in millions, except per share amounts; unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
Pro forma combined, including the effect of the accounting methodology change for pension and OPEB plans	$1,242	$1,074	$748	$4.74
Certain items:
Asset impairments and restructuring charges, net (2)(3)	11	11	10	0.07
Gains on sale of investments and divestiture of businesses (4)	(46)	(46)	(44)	(0.28)
Eastman MTM pension and OPEB adjustment (5)	144	144	88	0.55
Solutia MTM pension and OPEB adjustment (6)	56	56	41	0.26

Excluding items	$1,407	$1,239	$843	$5.34

(1)	As indicated in the introductory paragraphs to the unaudited pro forma condensed combined financial statements and Note 4 hereof, certain nonrecurring items directly attributable to the merger have been excluded from pro forma earnings from continuing operations before nonrecurring items.
(2)	Eastman asset impairments and restructuring charges (gains), net, include a $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project in second quarter and $7 million in restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc. in third quarter.
(3)	Solutia asset impairments and restructuring charges (gains), net, consist of $14 million in restructuring charges for severance, pension settlement, and other charges related to the relocation of European regional headquarters and $5 million for severance costs and share-based compensation expense on executive officer separation agreement.
(4)	Solutia gains on sale of investments and divestiture of businesses consist of a $29 million gain related to the sale of remaining two percent ownership interest in Ascend Performance Materials Holdings, Inc. and a $17 million gain on certain other rubber chemicals divestitures.
(5)	Eastman MTM adjustment for pension and OPEB plans actuarial net losses resulting from the change in pension and OPEB accounting methodology. See the paragraphs immediately preceding these Statements.
(6)	Solutia’s estimated MTM adjustment for pension and OPEB plans actuarial net losses.